Exhibit 99.4

The Board of Directors

NBT Bancorp Inc.

52 South Broad Street

Norwich, New York 13815

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 7, 2012, to the Board of Directors of NBT Bancorp Inc. (“NBT”) as Annex C to, and to the reference thereto under the captions “SUMMARY—The Merger and the Merger Agreement—Opinion of Ambassador Financial Group, Financial Advisor to NBT” and “PROPOSAL NO. 1—THE MERGER—Opinion of Ambassador Financial Group, Financial Advisor to NBT” in, the joint proxy statement/prospectus relating to the proposed transaction involving NBT and Alliance Financial Corporation (“Alliance”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of NBT. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Ambassador Financial Group, Inc.

November 20, 2012

Locations:	Allentown, PA	610.351.1633	www.ambfg.com
	Bethesda, MD	240.207.2306	MEMBER FINRA/SIPC